Exhibit 99.2

SAKS INCORPORATED AMENDS REVOLVING CREDIT FACILITY

– Amendment adds availability, extends maturity, and lowers borrowing rates –

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (March 28, 2013)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that it has entered into an amendment to its existing revolving credit agreement. The amendment increases the maximum availability from $500 million to $600 million and extends the maturity date of this facility to March 28, 2018 from March 29, 2016 previously.

Kevin Wills, Executive Vice President and Chief Financial Officer of the Company, noted, “We are very pleased to complete the amendment to our revolving credit facility. Over the last few years, we have taken a number of actions to strengthen our capital structure and our overall financial flexibility, and this amendment is a continuation of that process. The amendment extends the facility’s maturity to five years and includes more favorable terms. We appreciate the continued support of our bank group and their participation in this enhanced facility.”

The amendment favorably revises certain terms of the existing revolving credit facility, including the interest rates and unused line fees. The new interest rates vary with usage and are in the range of LIBOR plus 1.5% to 2.0% compared to LIBOR plus 2.0% to 2.5% previously. The unused line fees also vary with usage and decrease to 0.25% to 0.375% per annum from 0.375% to 0.50% per annum previously. The amendment also increases the advance rate for eligible inventory that is included in the borrowing capacity formula to 90% from 85% previously.

On March 15, 2013, the Company announced its planned April 15, 2013 redemption of its $230.0 million 2% Convertible Senior Notes. The Company plans to use a combination of cash on hand and a draw on the revolving credit facility for the redemption.

Saks Incorporated currently operates 43 Saks Fifth Avenue stores, 65 Saks Fifth Avenue OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Capital One Financial Corporation; geo-political risks; weather conditions and natural disasters; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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